Exhibit 99.1

SurgiCare Discusses Status of Pending Acquisitions, Equity Financing and Debt Restructuring

     HOUSTON--(BUSINESS WIRE)--May 10, 2004--SurgiCare Inc. (AMEX:SRG), a Houston-based ambulatory surgery company, announced that on April 27, 2004, it filed amended preliminary proxy materials with the Securities and Exchange Commission (which may be reviewed at the Web site maintained by the SEC at http://www.sec.gov) relating to the meeting of stockholders to be held to approve various matters relating to its previously announced pending acquisitions, recapitalization and equity financing. The proxy materials were amended in response to a comment letter received from the SEC based on its review of SurgiCare's original filing on Feb. 13, 2004.
     "Due to the length and complexity of our proxy statement, we expected that the process would take significant effort and time," said Keith LeBlanc, CEO of SurgiCare. "We have made substantial progress in this regard. In the event we receive any additional comments from the SEC, we expect those comments to be quickly addressed and the proxy materials finalized shortly thereafter. After finalization, the proxy will be mailed to stockholders and the stockholders meeting will be scheduled. The restructure of the partnership agreements in the surgery centers is substantially complete. We are also in ongoing negotiations with our senior lender and other creditors to resolve outstanding issues with our debt."
     As previously announced, closing of the transactions is conditioned upon several factors, including: approval of SurgiCare's stockholders; approval of continued listing of Orion's stock on the American Stock Exchange; satisfactory completion of due diligence by certain of the parties; satisfactory resolution of outstanding issues with creditors; exchange of our Series AA Preferred Stock for shares of our common stock; simultaneous closing of all transactions; and other conditions commonly found in similar transactions.

     Information About Forward-Looking Statements

     Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
     The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of SurgiCare and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results and the consummation of the transactions described herein, including, without limitation, SurgiCare's ability to refinance its debt and other accounts payable; the results of various parties' due diligence investigations; the occurrence of any material adverse change affecting any of the parties prior to closing; a worsening of SurgiCare's business or financial condition; a decline in the price of SurgiCare's common stock, which could affect the percentages to be held by the parties following the closing; receipt of the necessary approval of stockholders and regulatory authorities; and those specific risks that are discussed in SurgiCare's previously filed Annual Report on Form 10-KSB for the fiscal year ended Dec. 31, 2003.
     SurgiCare undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: SurgiCare Inc., Houston
             Keith LeBlanc, 713-973-6675 or 866-821-5200
             www.surgicareinc.com